INDEPENDENT DIRECTOR COMPENSATION PROGRAM

As of September 2019

1. Annual Retainer: $90,000.

2. Committee Fees: audit committee member-$25,000, audit committee chair-$50,000 (inclusive of the audit committee member fee), nominating and corporate governance committee member-$15,000, conflicts committee member-$10,000, conflicts committee chair-$25,000 (inclusive of the conflicts committee member fee).

3. Equity Awards: to be determined from time to time by the board of directors or a committee thereof.